NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com
NYSE: NWE News Release FOR IMMEDIATE RELEASE	Media Contact: Claudia Rapkoch (866) 622-8081 claudia.rapkoch@northwestern.com Investor Relations Contact: Dan Rausch (605) 978-2902 daniel.rausch@northwestern.com

Dorothy M. Bradley to Stand for Election at NorthWestern Energy’s

2009 Annual Meeting of Stockholders

SIOUX FALLS, S.D. – March 19, 2009 – NorthWestern Corporation d/b/a NorthWestern Energy (NYSE:NWE) today announced that Dorothy M. Bradley will stand for election to the Board of Directors at the Company’s 2009 Annual Meeting of Stockholders to be held on April 22, 2009, in Butte, Mont. Bradley resides in Clyde Park, Mont., and will fill the vacancy on the Board left by Montana resident Jon Fossel, who chose not to stand for re-election at this year’s annual meeting.

According to NorthWestern President and CEO Bob Rowe, “Dorothy’s strong background in public policy and her lifelong commitment to Montana and its people will strengthen NorthWestern’s ability to serve Montana, and indeed all of our stakeholders.”

“My selection to serve on the Board of NorthWestern Energy is an immense honor, opportunity, and responsibility,” said Bradley. “At no other time have energy and utility issues been so critical for Montana and the nation. NorthWestern is working in new ways to reach out to its Montana stakeholders, to hear from them, and to be a respected part of the Montana family. I look forward to joining this worthy effort alongside CEO Bob Rowe, a long-respected Montana leader, as well as a group of exceptional Board members.”

“I thank Jon Fossel for his service on the Board over the past four-plus years,” said Rowe. “Jon provided great wisdom and experience as a Board member and helped NorthWestern through difficult times to become the sound company it is today. I will continue to look to him for good counsel.”

As a citizen legislator and community leader, Bradley has spent most of her life working for the people of Montana. She was elected as the only woman in the Montana House of Representatives in 1971 at the age of 23 and has proven herself to be an independent leader who is not afraid to address hard problems. Throughout her career in public service and 16 years in the House, Bradley has tackled complex and controversial issues including tax reform, natural resources policy, telecommunications modernization, science-and-technology-based economic development, and health care, and gained recognition for her consensus-building approach. During her later sessions, she chaired the Appropriations Subcommittee on Human Services, beginning its enduring tradition of an equal partisan membership.

Bradley left the state legislature in 1992 to run for Montana’s governorship. After winning the Democratic primary, she lost the November election by a small margin. Bradley continued her service to the people of Montana, spending half a year teaching in a small, rural school in Ashland, next to the Northern Cheyenne Indian Reservation. In the summer of 1993, Bradley

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Dorothy M. Bradley to Stand for Election at NorthWestern Energy’s

2009 Annual Meeting of Stockholders

March 19, 2009

was appointed to the newly formed Montana Health Care Authority, and was elected by the members to serve as Chair. Also in 1993, Bradley was hired by Montana State University to become Director of the University System Water Center, a post she held for seven years. The mission of the Center is to promote research, education, and outreach on Montana water issues. Beginning the effort with an office of two and growing to eight, the Center developed a number of distinguished programs under her directorship, including whirling disease research, a national wild fish partnership, and a drinking water education program.

From 2000 to 2007, Bradley was the District Court Administrator for the 18th Judicial District and staff for the County’s Criminal Justice Coordinating Council (CJCC). The CJCC is composed of 10 key officials in Gallatin County’s criminal justice system along with 12 advisors, whose mandate is to serve as the central criminal justice planning body and make recommendations to public policy boards regarding deficiencies and needed changes. Changes brought about through the leadership of the CJCC include a Re-Entry Facility and a new department of Court Services with pretrial, post trial and treatment programs.

Bradley grew up in Bozeman, Mont., received a B.A. in Anthropology from Colorado College in 1969 (Phi Beta Kappa and Distinction in Anthropology), and acquired a law degree from American University in 1983. She has been recognized with an Honorary Doctorate from Colorado College, Business Woman of the Year from the Bozeman Chamber and MSU Alumni Association, and Woman of Achievement from the Montana Business and Professional Women.

About NorthWestern Energy

NorthWestern Energy is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving approximately 656,000 customers in Montana, South Dakota and Nebraska. For more information about NorthWestern Energy, visit our Web site at www.northwesternenergy.com.

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